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                        MAJOR STOCKHOLDERS' VOTING TRUST

                       AMENDMENT TO VOTING TRUST AGREEMENT

         Sections 7 and 8 of the Major Stockholders' Voting Trust Agreement dated as of June 2, 1990 as amended April 3, 1991, May 30, 1991 and March 2, 2000 are hereby further amended as set forth below.

         Sections 7 and 8 are amended to read in full as follows:

         "7. TERM OF TRUSTEES; ELECTION OF SUCCESSOR TRUSTEES. The Stockholders shall be divided into two groups, one group for Dorrance H. Hamilton and her descendants (the "Hamilton Group") and one group for Hope H. van Beuren and her descendants (the "van Beuren Group"). Each Group shall have a Representative as follows: Dorrance H. Hamilton will be the Representative of the Hamilton Group and Hope H. van Beuren will be the Representative of the van Beuren Group. Each Group (acting through its Representative) shall be entitled to designate one Family Trustee and upon the termination of the trusteeship of such Family Trustee, a successor Family Trustee representing such Group. One individual may act as the Family Trustee for one or more Groups. As of the date of this Amendment, John A. van Beuren has been designated as the Family Trustee for the van Beuren Group. The initial term of office of each Trustee shall continue until June 30 of each year and for successive one-year terms thereafter. At the expiration of the term of office, the Representative of each Group may appoint an individual to act as Family Trustee for such Group. The Representatives acting unanimously shall have the right to appoint the initial and successor Non-family Trustee. The term of each Trustee shall continue until his or her successor is appointed hereunder. Only descendants of John T. Dorrance, Sr., or the spouses of such persons, shall be eligible to serve as a Family Trustee. A Trustee must be 30 years of age or older.

         "8. VACANCIES. Any Trustee may resign by delivering a written


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resignation to the other Trustee or Trustees and if desired a successor Trustee may be designated as set out above. Upon a vacancy created by the death or legal incompetence of a Trustee, if desired such vacancy may be filled as set out above. Until such appointment is made, the Trustee or Trustees then acting hereunder shall have authority to vote the Shares and take all other action which may be contemplated hereunder."

Dated:   January 24, 2001
                                         /s/ Dorrance H. Hamilton
                                         --------------------------------
                                         Dorrance H. Hamilton
                                             Representative of Hamilton
                                             Group

                                         /s/ Hope H. van Beuren
                                         --------------------------------
                                         Hope H. van Beuren
                                             Representative of van Beuren
                                             Group

AGREED TO:

/s/ Charles H. Mott
----------------------
Charles H. Mott
    Trustee

/s/ John A. van Beuren
----------------------
John A. van Beuren
    Trustee





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